CALL OPTION AGREEMENT
                              ---------------------

CALL OPTION AGREEMENT ("AGREEMENT") ENTERED INTO BY AND BETWEEN COMUNICACIONES AVANZADAS, S.A. DE CV. ("CASA"), REPRESENTED BY ITS ATTORNEY IN FACT MR. HECTOR ROJAS VILLANUEVA, MR. RICARDO B. SALINAS PLIEGO ("RBS") REPRESENTED BY HIS ATTORNEYS IN FACT MR. PEDRO PADILLA LONGORIA AND GABRIEL ROQUENI RELLO AND GRUPO ELEKTRA, S.A.. DE C.V. ("GRUPO ELEKTRA"), REPRESENTED BY ITS ATTORNEY-IN FACT, MR. RICARDO BENJAMIN SALINAS PLIEGO, PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:


                                 REPRESENTATIONS
                                 ---------------

         I. GRUPO ELEKTRA represents that:

         I.1. It is a company duly incorporated and existing under the laws of the United Mexican States.

         I.2. Its legal representative is vested with the necessary and sufficient corporate authority to enter into this Agreement, which authority has not been revoked, limited or restricted in any manner whatsoever at the execution hereof.

         I.3. It is the owner of 371,853 Series "N" Shares, fully paid, with no-par value, issued by Comunicaciones Avanzadas, S.A. de C.V. ("CASA"), that represent 35.84% of the outstanding capital stock of the aforementioned company (the "Shares").

         I.4. It wishes to grant to CASA or its assignee including RBS, a call option, to acquire the Shares pursuant to the terms and conditions set forth herein.

         I.5. It acknowledges that there are no statutory restrictions in CASA's by-laws to grant a call option to RBS to acquire the Shares, in the event that this person is the assignee.

         I.6. In order to grant CASA or its assignee including RBS, the call option described in the present document, its Board of Directors on its July 27th, 2000 meeting ("Date of Formal Approval") has approved unanimously the aforesaid transaction, and that same resolution has been ratified by its Related Party Transaction Committee during its session held on August 31st, 2000.

         I.7. It acknowledges that a renowned investment banker (Bear Stearns) is studying the aforesaid operation in order to determine whether it is fair or not to all shareholders and agrees that it will be effective only with such approval. In the event of a positive opinion by that Investment Banker, the date of issuance of such opinion shall be considered the effective date ("Date of Formal Approval").

         II. CASA represents that:

         II.1. It is a company duly incorporated and existing under the laws of the United Mexican States, with sufficient capacity to enter into this Agreement.

         II.2. In the event that CASA is not able to exercise the Call Option described in the present agreement because of law or statutory prohibitions, CASA expressly establishes that it has entered into an Agreement to the effect of appointing RBS as the individual to whom the Shares shall be offered, in accordance with the terms and conditions set forth herein; only in this specific scenario, it would be understood that the Call Option is granted to RBS and there won't be any reason to determine the invalidity of the Agreement.

         II.3. Its legal representative is vested with the necessary and sufficient corporate authority to enter into this Agreement.


         III. RBS represents that:

         III.1. In the event that CASA were not able to exercise the Call Option described in the present agreement because of law or statutory prohibitions, he wishes to obtain from Grupo Elektra the same call option to acquire the Shares pursuant to the terms and conditions set forth herein.

         III.2. He is fully aware of the terms and conditions set forth in CASA's by-laws, applicable to the Shares, including but not limited to the voting restrictions to Series "N" shares.

         III.3. He acknowledges that the Board of Directors of Grupo Elektra, during the meeting held on July 27th, 2000 has approved in an unanimous way, the execution of the referred transaction ("Date of Formal Approval') and that the Related Party Transaction Committee has also ratified the resolution during its session held on August 3lst, 2000.

         III.4. It acknowledges that a renowned investment banker (Bear Stearns) is studying the aforesaid operation in order to determine whether it is fair or not to all shareholders and agrees that it will be effective only with such approval. In the event of a positive opinion by that Investment Banker, the date of issuance of such opinion shall be considered the effective date ("Date of Formal Approval").

         NOW, THEREFORE, in consideration of the foregoing representations, the parties hereby agree as follows:

                                     CLAUSES

         FIRST. CALL OPTION

         Grupo Elektra hereby grants to CASA or its assignee including RBS and CASA or its assignee including RBS receives from Grupo Elektra a call option to acquire the Shares (the "Call Option"). Therefore, Grupo Elektra hereby irrevocably promises to sell to CASA or its assignee including RBS the Shares, or a portion thereof not less than 50% of the purchase price, upon exercise of the Call Option by CASA or its assignee including RBS or its assignee and, consequently, both parties will enter into a stock purchase agreement to transfer title of the Shares, in accordance with the terms and conditions set forth in Clause Second.

         SECOND. CALL OPTION EXERCISE

         2.1 Both parties expressly agree that CASA or its assignee including RBS, may exercise the Call Option to acquire the Shares on any date within a period of 12 months, starting on the "Date of Formal Approval" of this agreement. It being understood, that CASA or its assignee including RBS are entitled to initially exercise the Call Option partially not less than 50% of the purchase price, that is to acquire all or a portion not less than 50% of the Shares at any given time within the aforementioned option period ("The Option Period").

         In any case, in the event that the initial purchase and transfer of shares were exercised for an amount in excess than a 50%, but less than all, CASA or its assignee including RBS, shall thereafter be entitled to exercise the call option for the balance of the shares, but not less than the entire balance of the shares as set forth in this agreement.

         2.2 CASA or its assignee including BBS, shall exercise the Call Option, by delivery of a written notice to Grupo Elektra ("Call Option Exercise Notice") substantially in the terms contained in the letter attached hereto as Exhibit "A". In the event that CASA or its assignee including RBS wishes to partially exercise the Call Option, it shall deliver to Grupo Elektra a Call Option Exercise Notice as required.

         2.3 Within a period of 30 days after the date on which Grupo Elektra receives a Call Option Exercise Notice, the parties shall enter into a stock purchase agreement, to transfer title of the Shares to CASA or its assignee including RBS, at the price agreed on Clause Third of this agreement. It being understood, however, that Grupo Elektra and CASA or its assignee including RBS shall enter into a stock purchase agreements as required, in the event that the Call Option is exercised partially not less than 50% of the purchase price in the case of the initial exercise and for the balance of the shares in the case of an exercise of the call option after the initial exercise.

         2.4 CASA may freely assign the Call Option entirely or just a portion thereof to any person it may designate.

         THIRD. SHARES' PRICE

         The parties agree that the Shares' purchase price shall be US$316,374,815.00 Dollars (Three hundred and sixteen millions, three hundred and seventy four thousand, eight hundred and fifteen Dollars, United States of America legal currency 00/100) for the entire 371,853 Series "N" Shares.

         The terms and conditions of payment of the Shares' purchase price shall be agreed by the parties in the stock purchase agreements, which they will sign to implement the sale of the Shares. However, it is agreed that payment of the purchase price shall occur no later than two months of the corresponding Call Option Exercise Notice.

         FOURTH. PENALTY

         In the event that CASA or its assignee including RBS fail to exercise the Call Option and/or to enter into the stock purchase agreement to acquire the Shares, within the option period, CASA or its assignee including RBS shall pay to Grupo Elektra a total penalty of US$15,818,740.00 (Fifteen Million, eight hundred and eighteen thousand, seven hundred and forty Dollars, United States of America legal currency 00/100).

         In the event that CASA or its assignee including RBS partially exercises not less than 50% of the purchase price the Call Option and acquires title of a specific Shares' percentage, the penalty described in the preceding paragraph shall be deemed payable in full.

         FIFTH. TAXES

         Grupo Elektra and CASA or its assignee including RBS agree that, pursuant to applicable law, each of them will pay the corresponding taxes for the sale and purchase of the Shares.

         SIXTH. NOTICES

         Notices and any communications between CASA or its assignee including RBS and Grupo Elektra arising from this agreement shall be in writing and shall be considered received when delivered personally, by telecopy or e-mail, confirmed by sending a copy of the telecopy by prepaid certified postage, return receipt requested or by prepaid courier service, to the addresses, telecopy numbers and e-mails set forth below or any other address, telecopy number or e-mail address designated by any of them by means of a written notice to the other, as follows:

                  If to CASA

                  Avenida Insurgentes Sur No. 3579
                  Torre I, Piso 8(degree), C.P. 14000,
                  Colonia Tlalpan la Joya, Mexico, D.F.
                  Attn:  Alvaro Rodriguez Arregui
                  Telephone:  5-6-29-90-00

                  If to RBS

                  Avenida Periferico Sur No. 4121,
                  Colonia Fuentes del Pedregal
                  C.P. 14121, Mexico, D.F.
                  Attn:  Ricardo Benjamin Salinas Pliego
                  Telephone:  5-4-20-13-13

                  If to Grupo Elektra
                  Avenida Insurgentes Sur No. 3579,
                  Torre I, Piso 8, C.P. 14000
                  Colonia Tlalpan La Joya
                  Attn:  Ricardo Martinez Cruz
                  Telephone:  5-6-29-90-00


         SEVENTH. ARBITRATION AND GOVERNING LAW

         7.1 In the event that any controversy, dispute, difference or claim arises among CASA or its assignee including RBS and Grupo Elektra, relating to or in connection with this agreement, CASA or its assignee including RBS and Grupo Elektra agree to submit such controversy, dispute or claim, to be resolved in a definitive manner, to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be held in English and shall take place in Mexico, Federal District, Mexico.

         7.2 This agreement shall be governed by the applicable laws of Mexico, Federal District, Mexico.

         IN WITNESS WHEREOF, the parties proceed to execute this agreement in Mexico, Federal District, Mexico, on September 1st, 2000.

By:                                           By:
  -------------------------------                ------------------------------
  Grupo Elektra                                  CASA
Name:  Mr. Ricardo B. Salinas Pliego          Name:  Hector Rojas Villanueva
Title: Attorney-in-Fact                       Title: Attorney-in-Fact


                                          By: RBS

Name:                                         Name:
     ----------------------------                  ----------------------------
        Pedro Padilla Longoria                     Gabriel Roqueni Rello

EXHIBIT "A"
-----------

                                                             September 2nd, 2000

Grupo Elektra, S.A. de C.V.
Avenida Insurgentes Sur No. 3579,
Torre I, Piso, 8, C.P. 14000
Colonia Tlalpan La Joya


                                                    Attn:  Ricardo Martinez Cruz

Dear sirs:

         I refer to the Call Option Agreement (the "Agreement") dated September 1st, 2000, entered by and between Grupo Elektra, S.A. de C.V. ("Grupo Elektra") and the company I represent, CASA, pursuant to which Grupo Elektra granted to CASA or its assignee including RBS a call option to purchase 371,853 Series "N" Shares, fully paid, with no-par value, issued by Comunicaciones Avanzadas, S.A. de CV.

         In connection with the foregoing, I hereby confirm to you my decision to assignee RBS as the person who exercises the call option to acquire Series "N" Shares, fully paid, with no-par value, issued by Comunicaciones Avanzadas, S.A. de C.V. Therefore, I confirm to you, the availability of RBS to review and discuss the stock purchase agreement or agreements (in the event of partial exercises as described in the Agreement) to be signed, in order to formalize this transaction.

         Notwithstanding the foregoing, RBS reserves his right in accordance with the Agreement, to exercise the Call Option to acquire shares in addition to such referred in the preceding paragraph.

                  Sincerely,

                         ------------------------------
                                    By: CASA
                          Name: Hector Rojas Villanueva
                             Title: Attorney-in-Fact

                                     By: RBS

Name:                                          Name:
     ----------------------------                   ----------------------------
        Pedro Padilla Longoria                      Gabriel Roqueni Rello